EXHIBIT 99
President and CEO's Message

May 1, 2013

Dear Fellow Shareholders,

2012 was a year of positive momentum for Orient-Express Hotels, both operationally as well as in our on-going initiatives to further strengthen our unique portfolio of luxury travel assets and balance sheet. With a portfolio of 46 hotels, restaurants, trains and cruises in 22 countries and on five continents, we provide a diversified, global product offering that helps us weather many economic storms - and 2012 was not without its share of storms. We experienced difficult macro-economic conditions in several key regions and were negatively impacted by currency movements. Despite these challenges, we delivered solid operating results and saw encouraging growth in certain regions and properties.

Total revenue in 2012 was $545.4 million, 2% lower than in the previous year. However, 2012 revenue was in line with 2011 revenue after excluding Copacabana Palace in Rio de Janeiro, Brazil, which was partially closed in 2012 for planned renovations. Full-year local-currency RevPAR growth was 3%, reflecting the inherent value of our unique and iconic assets and demonstrating the resilience in demand for our unrivalled luxury travel experiences. Adjusted EBITDA was $104.3 million, 4% lower than in the previous year; however, adjusted EBITDA would have been in line with the prior year if Copacabana Palace were excluded, reflecting good cost controls across all businesses.

At the property level, our Sicilian hotels, Charleston Place in South Carolina, Southern African properties and Myanmar experiences were all standouts in 2012. Grand Hotel Timeo and Villa Sant'Andrea, both in Sicily, had combined local-currency RevPAR growth of 24% for the year. More importantly, and showing the benefit of three years of investment and operational improvements, their combined RevPAR in 2012 was more than double what it was in 2010, the year we acquired these hotels. Charleston Place posted record performance in 2012, primarily resulting from 8% RevPAR growth, and the Southern African properties saw 11% local-currency RevPAR growth. Our operations in Myanmar continued to benefit from eased sanctions and increased tourism, as The Governor's Residence in Yangon and the Road To Mandalay river cruiser both posted record results, with The Governor's Residence posting a 21 percentage-point occupancy increase.

As mentioned, 2012 presented some challenges for our business. Currency did not work in our favor, with the average euro exchange rate for 2012 down 8% from the rate in 2011. Our team managed through this and other challenges, and I thank them for their focus and determination during the year.

Portfolio Optimization - Strengthening Our Core

We made excellent progress in 2012 towards our goal of refining and refocusing our portfolio through the disposal of non-core assets. Between January 2012 and January 2013, we successfully completed the sale of five properties, with combined proceeds of $112.1 million. We used the capital generated from these sales to fund attractive investments in our core assets and strengthen our balance sheet.

Our 2012 investment program was extensive and truly global in its reach - from renovating the main building at Copacabana Palace to refurbishing the lobby bar at Grand Hotel Europe in St. Petersburg, Russia. Including the 92-key El Encanto, which opened in March 2013, we either added or re-opened 392 refurbished rooms, representing 12% of our system-wide rooms, during 2012 and year-to-date 2013. These included 145 keys at Copacabana Palace; 55 keys at the new all-suite Palacio Nazarenas in Cuzco, Peru; and 30 keys at Mount Nelson Hotel in Cape Town, South Africa. Overall, we invested $97.1 million in our portfolio during 2012.

Although our 2012 results were impacted by the planned partial closure of Copacabana Palace, we ended the year by reopening its main building in December. The $20.0 million refurbishment included all of the main building's 145 rooms and suites (61% of the hotel's total room inventory), a renovation and expansion of the hotel lobby and significant enhancements to the hotel's public areas. The hotel, a landmark on Rio's Copacabana Beach, will celebrate its 90th anniversary in 2013 and this renovation puts it in prime position to capitalize on the city's growing international profile and to benefit from the exciting global sporting events that will take place in Rio over the coming years.

In June 2012, we opened the 55-suite Palacio Nazarenas, a former 16th century convent and our fifth hotel in Peru. The hotel was constructed over four years and includes state-of-the-art oxygenated rooms, Cuzco's first outdoor pool and a gourmet restaurant overseen by one of the country's most renowned chefs.

Our 2012 investment program also included adding five new suites at Hotel Splendido in Portofino, Italy, completing the third and final phase of renovation at our two hotels in Sicily and the completion of a major refurbishment of the first floor banqueting space at our '21' Club restaurant in New York City.

Strengthening Our Balance Sheet

This year was also about the continued improvement in our balance sheet and giving ourselves additional liquidity and enhanced financial flexibility. During the year, we raised $118.3 million of new debt, including $44.4 million of refinanced debt secured by our two Sicilian hotels, $12.0 million on our two hotels in Bali and $9.2 million at Charleston Place. Most recently, we also obtained a $50.0 million loan commitment secured by Grand Hotel Europe. These borrowings will provide funds for repayment of debt, general corporate purposes and re-investment in our existing properties. As a result of our continued focus and diligent efforts, our balance sheet is now in a stronger position than it was before the economic crisis, with total debt of $619.5 million and cash balances of $114.5 million at year end.

Strengthening Our Global Presence

Another key focus during 2012 was enhancing our sales and marketing channels in emerging markets where we see the potential to expand our business. In May, we introduced a new Orient-Express.com website, integrating responsive web design to deliver a seamless experience across all devices and platforms - from smartphones and tablets to internet-enabled televisions. The project consolidated the Company's communications and commercial channels around its recently upgraded booking engine and is part of an overall strategy to speak to new audiences and markets while achieving efficiency of message and content across the Company. This new web design was rolled out with versions available in Mandarin and Brazilian Portuguese, a first for the Company. During the year, we also opened sales offices in the high-potential, emerging outbound travel markets of Mexico, Hong Kong and mainland China.

Strengthening Our Team

In February 2013, Ralph Aruzza joined the team as Chief Sales and Marketing Officer. Ralph and I worked closely together at Rosewood Hotels & Resorts, where I developed a deep respect for Ralph's strengths in direct sales, global distribution, strategic marketing and customer relationship management. In addition to welcoming Ralph to the team, we made a number of changes to other corporate and property-level resources and organizational structures. In summer 2013, Amrita Bhalla will join the Company as Vice President, Global Human Resources, and Katherine Blaisdell will join the Company as Vice President, Technical Services, following the planned retirement of Roger Collins after 22 years of dedicated service. Both of these women are positive additions to our London leadership team, bringing a wealth of knowledge and prior luxury hospitality experience to the table. These additions and changes to our leadership team and global organizational structure will provide the foundation we need to move forward with our near- and long-term strategic goals.

Looking Ahead - Extending Our Core

The coming year promises to be an exciting one for our Company, building on our momentum and executing significant portfolio enhancements. On March 18, 2013, following a multi-year renovation, we opened the 92-key El Encanto hotel in Santa Barbara, California, further strengthening our brand presence in the important North

American market. The hotel has received immediate recognition from the travel industry, and we are pleased by early market demand and positive guest feedback. In July, we will launch the 25-cabin Orcaella river cruiser in Myanmar, which will complement our successful Road To Mandalay luxury river experience. Early bookings for Orcaella have been strong and well ahead of our plan. Additionally, we will be embarking on two large-scale renovation projects at Grand Hotel Europe and Charleston Place. The three-year refurbishment program at Grand Hotel Europe will commence in 2013 and include the conversion of 19 rooms into six ultra-luxury suites, a new food and beverage concept, an expanded spa and fully renovated meeting rooms. At Charleston Place, we will commence the first phase of a three-year program to refurbish all of the hotel's 435 keys. The first phase, which will be carried out over four months during the hotel's low season, consists of 145 rooms and suites. Neither of these phased refurbishment projects is expected to significantly impact performance while the work is being carried out.

In November 2012, I joined the Company as President and Chief Executive Officer and, at the same time, took a seat on the Company's Board of Directors, ending a period of 16 months when the Company was without a permanent CEO. Thank you, my fellow shareholders, as well as all of our employees and Directors, for welcoming me to the Orient-Express family. Prior to my appointment, the Company was led on an interim basis by two Board members, Philip Mengel and before him, by our outgoing Chairman, Bob Lovejoy. Both gentlemen have decided that they will not be standing for re-election at the 2013 Annual General Meeting. On behalf of the Company, I would like to convey our deep appreciation to Bob and Philip for their dedicated service and invaluable contributions to Orient-Express. Personally, I thank them for their support and assistance in ensuring my smooth transition into the role of President and CEO.

Orient-Express Hotels is an exceptional company with an unrivalled portfolio of assets and a rich legacy as a pioneer in the luxury travel space. Our disciplined portfolio re-investment program, on-going balance sheet strengthening initiatives, enhanced sales and marketing capabilities and refined organizational structure give us a powerful platform for long-term growth. I am excited to be leading a Company with such a bright future and, on behalf of the entire Orient-Express team, invite you to join us on our journey.

John M. Scott III
President and Chief Executive Officer

Reconciliation and Adjustments
($ in millions)

Analysis of earnings
Year ended December 31,	2012	2011
Owned hotels
- Europe	56.3	60.3
- North America	19.5	13.6
- Rest of world	34.7	33.5
Hotel management & part-ownership interests	2.8	5.3
Restaurants	2.2	(0.1)
Trains & cruises	22.2	20.9
Central overheads	(31.2)	(30.9)
Share-based compensation	(6.8)	(6.8)
Central marketing costs	(1.0)	0.6
Real estate	(0.6)	—
EBITDA before impairment and gain on disposal	98.1	96.4
Impairment	(5.9)	(20.7)
Gain on disposal	1.5	16.5
EBITDA	93.7	92.2

Adjusted EBITDA
EBITDA	93.7	92.2

Adjusted items:
Pre-opening expenses (1)	1.8	—
Acquisition proposal costs (2)	1.2	—
Write-off of fixed assets (3)	1.6	3.2
Abandoned projects (4)	—	0.4
Management restructuring (5)	0.5	4.7
Write-down of receivable (6)	0.5	—
Loss on sale of real estate units (7)	0.6	—
Impairment (8)	5.9	20.7
Gain on disposal (9)	(1.5)	(16.5)
VAT claim settlement (10)	—	1.2
Office move costs (11)	—	0.3
Legal settlement (12)	—	2.5
Adjusted EBITDA	104.3	108.7

Reconciliation to net loss
EBITDA	93.7	92.2

Depreciation & amortization	(43.9)	(43.8)
Interest	(29.8)	(40.2)
Foreign exchange	(2.8)	(4.6)
(Loss)/earnings before tax	17.2	3.6
Tax	(27.8)	(22.4)
Net loss from continuing operations	(10.6)	(18.8)
Discontinued operations	3.7	(68.8)
Net loss	(6.9)	(87.6)

Footnotes:
(1) Pre-opening expenses at El Encanto.
(2) Costs associated with unsolicited proposal by The Indian Hotels Company Limited to acquire the Company.
(3) Non-cash write-off of fixed asset balances.
(4) Write-off of costs related to abandoned projects at Grand Hotel Europe.
(5) Restructuring and redundancy costs.
(6) Write down of receivable balance within central costs.
(7) Loss on sale of final two units at Keswick Estate.
(8) Non-cash impairment charges related to goodwill and long-lived assets.
(9) Gain on disposal of capital lease and New York hotel project.
(10) Non-recurring charge for settlement of VAT liability in Mexico.
(11) Costs associated with office move of principal UK administrative subsidiary.
(12) Legal settlement at '21' Club.

Management analyzes the operating performance of the Company on the basis of earnings before interest, foreign exchange, tax (including tax on unconsolidated companies), depreciation and amortization (EBITDA), and believes that EBITDA is a useful measure of operating performance, for example to help determine the ability to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historical cost of assets. EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although the Company's EBITDA may not be comparable in all instances to that disclosed by other companies. EBITDA does not represent net cash provided by operating, investing and financing activities under US generally accepted accounting principles (US GAAP), is not necessarily indicative of cash available to fund all cash flow needs, and should not be considered as an alternative to earnings from operations or net earnings under US GAAP for purposes of evaluating operating performance.

Adjusted EBITDA of the Company is a non-GAAP financial measure and does not have any standardized meaning prescribed by US GAAP. It is, therefore, unlikely to be comparable to similar measures presented by other companies, which may be calculated differently, and should not be considered as an alternative to net earnings, cash flow from operating activities or any other measure of performance prescribed by US GAAP. Management considers adjusted EBITDA to be a meaningful indicator of operations and uses it as a measure to assess operating performance because, when comparing current period performance with prior periods and with budgets, management does so after having adjusted for non-recurring items, foreign exchange (a non-cash item), disposals of assets or investments, and certain other items (some of which may be recurring) that management does not consider indicative of ongoing operations or that could otherwise have a material effect on the comparability of the Company's operations. Adjusted EBITDA is also used by investors, analysts and lenders as a measure of financial performance because, as adjusted in the foregoing manner, the measure provides a consistent basis on which the performance of the Company can be assessed.